Filed Pursuant to Rule 424(b)(3) Registration No. 333-130634
Prospectus Supplement No. 1
to Prospectus Dated January 11, 2006
7,320,000 Shares
SMITH & WESSON HOLDING CORPORATION
Common Stock
     This prospectus supplement no. 1 relates to the resale by selling stockholders of Smith & Wesson Holding Corporation common stock. You should read this prospectus supplement no. 1 in conjunction with the prospectus dated January 11, 2006. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

     See “Risk Factors,” on page 3 of the prospectus, for a discussion of certain risk factors that should be considered by prospective purchasers of our common stock offered under this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

This date of this prospectus supplement is September 21, 2006.

     The following information amends and supplements the table set forth under the caption “Selling Stockholders” beginning on page 14 of the prospectus by adding information with respect to a selling stockholder not previously listed in the prospectus. The selling stockholder listed below acquired the shares of common stock in a private transaction with Omnicron Master Trust Ltd. This information was furnished to us by the selling stockholder listed below as of or prior to the date of this prospectus supplement. No additional shares of common stock are being offered for resale under the prospectus.

	Shares Beneficially			Shares Beneficially
	Owned Prior to			Owned After
	Offering(1)			Offering (1)(2)
Shares Being
Registered
Name of Beneficial Owner	Number	Percent	for Sale(2)	Number	Percent
Rockmore Investment Master Fund Ltd. (13)	25,008	*	25,008	—	*

*	Less than 1%

(1)	Except as otherwise indicated, each selling stockholder named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by it. The numbers and percentages shown include (a) the shares of common stock actually owned as of September 20, 2006, and (b) the shares of common stock which the person or group had the right to acquire upon exercise of warrants held by such selling stockholder on September 20, 2006. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire upon the exercise of warrants held by such selling stockholder are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(2)	We do not know the extent to which the selling stockholder will sell any of the securities registered hereby.

(13)	Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares owned by Rockmore Master Fund and, as of September 20, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.